Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 10, 2010
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

FIRST QUARTER FINANCIAL RESULTS

ROANOKE, Va. (February 10, 2010)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,830,280 or $0.82 per average share outstanding for the quarter ended December 31, 2009. This compares to consolidated earnings of $1,949,159 or $0.88 per average share outstanding for the quarter ended December 31, 2008. President, Chairman and CEO John Williamson attributed the modest decrease in earnings to lower gross margins as a result of warmer weather and lower industrial sales related to a slow economy.

Earnings per share for the twelve months ending December 31, 2009 were $4,750,131 or $2.13 per share compared to $2.10 per share for the twelve months ended December 31, 2008. Earnings for the twelve months ended December 31, 2009 were positively impacted by modestly improved margins from non-utility operations.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$23,152,910	$28,459,195	$76,878,188	$97,355,113
Cost of sales	15,359,911	20,363,158	50,105,302	70,714,293

Gross margin	7,792,999	8,096,037	26,772,886	26,640,820
Other operating expenses	4,377,304	4,420,032	17,258,771	17,180,636
Interest expense	464,897	531,320	1,851,683	1,999,920

Income before income taxes	2,950,798	3,144,685	7,662,432	7,460,264
Income tax expense	1,120,518	1,195,526	2,912,301	2,819,289

Net income	$1,830,280	$1,949,159	$4,750,131	$4,640,975

Net earnings per share of common stock:
Basic	$0.82	$0.88	$2.13	$2.10

Diluted	$0.81	$0.88	$2.12	$2.09

Cash dividends per common share	$0.3300	$0.3200	$1.2900	$1.2575

Weighted average number of common shares outstanding:
Basic	2,242,404	2,212,470	2,231,272	2,206,532
Diluted	2,249,887	2,220,228	2,238,590	2,215,762

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2009	2008
Assets
Current assets	$39,324,933	$49,012,892
Total property, plant and equipment, net	79,403,402	76,144,053
Other assets	6,107,750	4,153,681

Total Assets	$124,836,085	$129,310,626

Liabilities and Stockholders’ Equity
Current liabilities	$40,582,886	$37,822,122
Long-term debt	13,000,000	28,000,000
Deferred credits and other liabilities	24,906,188	20,047,130

Total Liabilities	78,489,074	85,869,252
Stockholders’ Equity	46,347,011	43,441,374

Total Liabilities and Stockholders’ Equity	$124,836,085	$129,310,626